EXHIBIT 99.01

Chegg Reports 2022 Earnings and Gives 2023 Guidance
Chegg Services revenue grew 10%, with over 8 million subscribers in 2022

SANTA CLARA, Calif., February 6, 2023 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), the leading student-first connected learning platform, today reported financial results for the three and twelve months ended December 31, 2022.

“The last several years have been very challenging for everyone, however, the best, most innovative companies, like Chegg, come out of difficult times and are able to improve their market position,” said Dan Rosensweig, CEO & President of Chegg, Inc. “We are very excited about the next chapter for Chegg; we believe there is significant growth ahead for our business and are energized by the scale of the opportunity in front of us.”

Q4 2022 Highlights:

•Total Net Revenues of $205.2 million, a decrease of 1% year-over-year
•Subscription Services Revenues grew 4% year-over-year to $177.5 million, or 87% of total net revenues, compared to 82% in Q4 2021
•Chegg Services Revenues was $200.7 million
•Net Income was $1.9 million
•Non-GAAP Net Income was $58.8 million
•Adjusted EBITDA was $74.0 million
•5.0 million: number of Chegg Services subscribers, an increase of 8% year-over-year

Full Year 2022 Highlights:

•Total Net Revenues of $766.9 million, a decrease of 1% year-over-year
•Subscription Services Revenues grew 9% year-over-year to $672.0 million, or 88% of total net revenues, compared to 79% in 2021.
•Chegg Services Revenues was $733.9 million
•Net Income was $266.6 million
•Non-GAAP Net Income was $194.2 million
•Adjusted EBITDA was $254.5 million
•8.2 million: number of Chegg Services subscribers, an increase of 5% year-over-year

Our revenue product lines are changing to Subscription Services, and Skills and Other to better represent how we view the business and allow investors to better monitor and evaluate trends in our business. Subscription Services includes revenues from our Chegg Study Pack, Chegg Study, Chegg Writing, Chegg Math, and Busuu offerings. Skills and Other includes revenues from Thinkful, Advertising, and any other revenues not included in Subscription Services. Chegg Services includes revenues from our Chegg Study Pack, Chegg Study, Chegg Writing, Chegg Math, Busuu and Thinkful offerings.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

First Quarter 2023

•Total Net Revenues in the range of $184 million to $186 million
•Subscription Services Revenues in the range of $166 million to $168 million
•Gross Margin between 72% and 73%
•Adjusted EBITDA in the range of $53 million to $55 million

Full Year 2023

•Total Net Revenues in the range of $745 million to $760 million
•Subscription Services Revenues in the range of $675 million to $690 million with a quarterly contribution of approximately 24% in Q1 2023, 26% in Q2 2023, 22% in Q3 2023 and 28% in Q4 2023
•Gross Margin between 71% and 73%
•Adjusted EBITDA in the range of $240 million to $250 million with a quarterly contribution of approximately 22% in Q1 2023, 27% in Q2 2023, 17% in Q3 2023 and 34% in Q4 2023
•Capital Expenditures in the range of $80 million to $85 million
•Free Cash Flow in the range of $185 million to $195 million

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net income (loss) to EBITDA and adjusted EBITDA for the first quarter 2023 and full year 2023 and a reconciliation of forward-looking net cash provided by operating activities to free cash flow, see the below sections of the press release titled “Use of Non-GAAP Measures,” “Reconciliation of Forward-Looking Net (Loss) Income to EBITDA and Adjusted EBITDA,” and “Reconciliation of Forward-Looking Net Cash Provided By Operating Activities to Free Cash Flow.” We have not reconciled our 2023 quarterly adjusted EBITDA contribution guidance to net (loss) income because we do not provide guidance on net (loss) income or the reconciling items as a result of the uncertainty, timing, and the potential variability of these items. The actual amount of net (loss) income and such reconciling items will have a significant impact on our 2023 quarterly adjusted EBITDA. Accordingly, reconciliations of the 2023 quarterly adjusted EBITDA contribution guidance to net (loss) income is not available without unreasonable effort.

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey, and welcome everyone to our 2022 Q4 earnings call. Chegg ended the quarter and the year on a strong note, beating the high end of our guidance with services revenue growing 10%, finishing the year with over 8 million subscribers, and generating over $150 million in free cash flow. The last few years we saw significant headwinds in higher education, including the loss of nearly 1.5 million students during COVID. Through it all, the Chegg team executed very well, positioning us for a much bigger future. In the second half of the year, we saw significant improvements in new subscriber growth, increased take-rates for Chegg Study Pack - which is now 40% - and retention for CSP is now nearly equal to that of Chegg Study. In addition, we also saw increased demand over the year for Chegg Skills through our partnership with Guild. We believe that this positive momentum will continue and lead to accelerating revenue growth in the second half of 2023.

After the initial wave of the COVID pandemic, as students returned to campus, we saw fewer of them enroll and those that did took fewer classes. There was also less of an emphasis on academic rigor from both students and professors. This created a reduction in the demand for higher education support services and, ultimately, a substantial loss in our subscriber base, particularly in the first half of 2022. Since August, higher education has begun to normalize, which has helped us start to climb out of the COVID hole and helped increase our new subscriber growth. This shift, along with the strong execution from our team, led to better performance and predictability.

As a result, we see new opportunities for growth. Domestically, we have continued to expand our content offerings with initiatives like Uversity, which adds professor-created content in new subjects and formats to our platform, allowing us to be relevant to millions of students that we historically haven’t served. We also invested in improving the quality of our existing experiences with our new structured Q&A platform, which enables our experts to create better and clearer learning solutions for students. Early feedback has been very positive. Students tell us they prefer this format and believe it is more helpful to understand the topic and learn the concepts, so they can solve the problems on their own. Our new “Ask and Learn” platform, provides students with a richer and more personalized learning experience from Chegg. We will continue making smart investments in content, technology, and AI to improve our value, quality, and relevance to even more students around the world.

Internationally, we’ve also made progress localizing our content. We created new apps for Turkey and one in Spanish, initially targeting students in Mexico. We launched local pricing in four countries, and we are currently testing and optimizing pricing in nine other countries. All of these efforts make our services more personalized and accessible to learners everywhere and we are expanding into new markets to reach more students.

To expand into new growth categories, we invested in our language learning platform, Busuu. We are making great strides with the launch of a freemium version for the U.S. and have already seen increased registration and engagement, which we believe will lead to future revenue growth. We also invested in one of the hottest growth areas in education, skills-based learning. We expanded our partnership with Guild, growing significantly faster than we expected, which suggests that this is a big opportunity for Chegg. Outside of the U.S., we launched a pilot program in Africa with Nexford, as the demand for skilling front-line workers is now global. As the opportunity grows, we are expanding our range of courses from Technology Fundamentals to Cybersecurity. We are also excited for all that is ahead and in 2023 we will continue making strategic investments for growth.

The opportunity to better serve learners continues to evolve and expand and now includes helping students solve some of their biggest non-academic challenges. That is why we now provide free access to Calm, the world’s #1 app for sleep, meditation, and relaxation, through Chegg and we just announced a partnership with DoorDash, to offer DashPass for Students for free to our subscribers. These offerings help students deal with their mental health and help them save money. We believe these partnerships not only increase our TAM but will also increase conversion and retention, allowing us to improve ARPU over time. These types of initiatives are designed to deepen engagement, accelerate growth, strengthen brand loyalty, and importantly, help learners by delivering overwhelming value. Our ability to partner with these companies also validates how valuable our audience is to some of the biggest brands.

The hot topic right now is AI and machine learning. We’ve all seen that large language models, such as ChatGPT, have captured the attention of many people. We believe AI will have a significant effect on human capabilities and humanity overall. But AI and machine learning models are not new to Chegg. We have been leveraging these technologies within our platform for years and we believe these continued advancements will benefit Chegg and students. As an example, we have been using GPT-2 inside of our writing products, improving our ability to provide support with grammar, paraphrasing, and sentence structure. We also use it to increase speed and quality, while reducing the costs of content development. We will continue to build and leverage AI tools, including those from OpenAI and others, allowing us to expand our content capabilities, increase the number of ways students can learn through our platform, and increase our efficiency. Importantly, we believe the best learning experience for students will leverage AI and will use a combination of vertical experts who utilize data, ML models, and AI, on a user platform designed specifically for learning.

The last several years have been very challenging for everyone, however, the best, most innovative companies come out of difficult times and are able to improve their market position. We are very excited about the next chapter for Chegg and are energized by the scale of the opportunity in front of us. We believe there is significant growth ahead for our business, both domestically and internationally, and that we are in the best position to drive some of the most transformative trends to shape our industry. The investments that we have been making, and our priorities in 2023, are all designed to return Chegg to double digit growth. And with that I will turn it over to Andy…

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon, everyone.

Today I will discuss our financial performance for the fourth quarter and full year 2022, as well as our outlook for 2023.

As Dan mentioned, we ended the year on a positive note, with revenue, adjusted EBITDA and free cash flow all coming in above the high end of our expectations. And while the beginning of year did not transpire as we initially thought, due to external macro factors, including reduced enrollments and uncertain economic conditions, the Chegg team performed well, demonstrating the strength and resiliency of our operating model, where we continued to grow Chegg Services revenue, drive profits and cash flow, where many others struggled.

Looking more specifically at our 2022 performance, total revenue was $767 million, with Chegg Services growing 10% to $734 million, with 6 points of growth coming from Busuu which we acquired in January of 2022. We increased our total Chegg Services subscriber base to 8.2 million, with 2.1 million coming from international. This increased the diversity of our revenue streams as international represented 15% of total revenue in 2022, an increase from 11% in 2021. We were very pleased that we were able to deliver an adjusted EBITDA margin of 33% or $255 million and free cash flow margin of 20% or $155 million, which represented 61% of adjusted EBITDA, above the high end of our expectations. As we survey the broader learning landscape, it’s clear we have best-in-class margins and free cash flow, and we expect an increase in free cash flow margin in 2023.

Looking at Q4, total revenue was $205 million, driven by better-than-expected Chegg Services revenue growth of 7% to $201 million, which led to adjusted EBITDA of $74 million, the high end of our expected range.

Looking at the balance sheet, we ended the year with cash and investments of $1.3 billion. This was bolstered by the aforementioned free cash flow of $155 million. We believe our balance sheet and operating model that generates significant cash flows, represent a competitive advantage that can drive shareholder value, whether that be through adding assets or prudent securities repurchases, both of which we did in 2022. During the year we demonstrated the power of our balance sheet by opportunistically buying back $500 million in principle of our convertible securities for approximately $400 million. And as a reminder, as of Dec 31st, we had $643 million remaining under the securities repurchase program.

As we enter 2023, we will no longer have significant revenue from Required Materials. Required Materials is now 100% revenue share based and we expect it to represent less than $5 million of revenue for the full year. Therefore, we are changing the way we report revenue to better represent what Chegg is now, predominantly a large subscription service with several other smaller product offerings, that while important, have yet to reach scale. As such, our revenue breakouts moving forward will be Subscription Services, which includes all of our subscription offerings, including Chegg Study, Chegg Study Pack, Mathway, Chegg Writing subscriptions and Busuu. The other bucket will be called Skills and Other, which today represents Skills, Advertising and the Required Materials revenue share. We believe this new breakout will allow our investors to better monitor and evaluate our business trends. To provide full transparency we have provided additional details on both the new and historical revenue breakouts in the data sheet and in the investor deck, which are available on the Investor Relations website.

Before I go into specific 2023 guidance, I want to provide a little more context on the numbers. As we discussed last year, the issues of lower enrollment, strong labor market, and inflation impacted the higher education industry and led to reduced traffic to education support sites. While the business executed well with stellar retention and record Chegg Study Pack take rates, macro headwinds negatively impacted our new subscriber growth. As Dan mentioned, new subscriber growth turned a corner in mid-2022, and that improvement has continued. Our plan reflects this momentum continuing through 2023 where the benefit becomes more evident in our revenue starting in the 2nd half of 2023 and into 2024.

On the non-subscription side on the business, we expect continued growth in Skills, offset by a decline in Required Materials as we fully transitioned out of textbook ownership and we are forecasting reduced advertising revenues, due to the well-documented headwinds in the macro advertising environment.

We also expect to see a meaningful increase in free cash flow in 2023, resulting from both strong operating performance, including a reduction in CapEx for the year, and a higher interest rate environment.

Also, to assist with modeling, we have added a slide to the investor deck on our investor relations website that includes expected revenue and adjusted EBITDA seasonality for 2023.

Specifically, for 2023 we expect:
•Total revenue to be in the range of $745 to $760 million, with Subscription revenue in the range of $675 to $690 million;
•Gross margins to be in the range of 71 to 73 percent;
•Adjusted EBITDA to be in a range of $240 to $250 million, with free cash flow increasing to $185 to $195 million or approximately 80% of adjusted EBITDA;
•And finally, we expect CapEx to be in the $80 to 85 million range, which as a reminder is mostly content driven.

Moving to Q1 2023 we expect:

•Total revenue between $184 and $186 million, with Subscription revenue between $166 and $168 million;
•Gross margin to be in the range of 72 and 73 percent;
•And adjusted EBITDA between $53 and $55 million.

And finally, in addition to building a great business we are also building a great company, and that can only be done by building a strong culture and being a good citizen in our community. I want to acknowledge our ESG team, led by Tracey, for some recent accolades Chegg has received. We were thrilled to be upgraded to AAA by MSCI, their highest rating, and we also were recently added to Sustainalytics 2023 Top ESG Companies list. All of this took a tremendous amount of work from our team, and we couldn’t be more proud of the progress we have made.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-855-327-6837, or outside the U.S. +1-631-891-4304, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Standard Time (or 7:30 p.m. Eastern Standard Time) on February 6, 2023, until 8:59 p.m. Pacific Standard Time (or 11:59 p.m. Eastern Standard Time) on February 13, 2023, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 10021123. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Millions of people all around the world Learn with Chegg. Our mission is to improve learning and learning outcomes by putting students first. We support life-long learners all over the world, starting with their academic journey and extending through their careers. The Chegg platform provides products and services to support learners with their academic course materials, as well as their career and personal skills developments. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Investor Relations Contact: Tracey Ford IR@chegg.com
Media Contact: Marc Boxser press@chegg.com

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” “Reconciliation of Forward-Looking Net (Loss) Income to EBITDA and Adjusted EBITDA,” and and “Reconciliation of Forward-Looking Net Cash Provided By Operating Activities to Free Cash Flow.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for print textbook depreciation expense and to exclude share-based compensation expense, other income (expense), net, acquisition-related compensation costs, transitional logistic charges, impairment of lease related assets, and restructuring charges; (2) non-GAAP operating expenses as operating expenses excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, impairment of lease related assets, and restructuring charges; (3) non-GAAP income from operations as income from operations excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, transitional logistic charges, impairment of lease related assets, and restructuring charges; (4) non-GAAP net income as net income (loss) excluding share-based compensation expense, amortization of intangible assets, acquisition-related compensation costs, amortization of debt discount and issuance costs, transitional logistic charges, the (gain) loss on early extinguishment of debt, the tax benefit related to release of valuation allowance, the net loss on change in fair value of derivative instruments, the gain on sale of strategic equity investments, impairment of lease related assets, realized loss on sale of investments, and restructuring charges; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of outstanding stock options, RSUs, PSUs, and shares related to our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of textbooks and proceeds from disposition of textbooks. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net (Loss) Income to EBITDA and Adjusted EBITDA,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and Reconciliation of Forward-Looking Net Cash Provided By Operating Activities to Free Cash Flow tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets, including those that contribute to generating revenues, that it acquires in conjunction with acquisitions, which results in non‑cash expenses that may not otherwise have been incurred. Chegg believes excluding the expense associated with intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations and provides investors with a better comparison of period-over-period operating results. No corresponding adjustments have been made related to revenues generated from acquired intangible assets.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt issuance costs.

The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors with a better comparison of period-over-period operating results.

(Gain) loss on early extinguishment of debt.

The (gain) loss on early extinguishment of debt is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Loss on change in fair value of derivative instruments, net.

Our convertible senior notes embedded conversion options and related capped call instruments meet certain conditions for exclusion as derivative instruments and instead meet conditions to be classified in equity. The embedded conversion features and capped call transactions are not remeasured as long as they continue to meet the conditions for equity classification, otherwise they are classified as derivative instruments and recorded at fair value with changes in fair value recorded in other (expense) income, net. The loss on change in fair value of derivative instruments is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Gain on sale of strategic equity investment.

The gain on sale of strategic equity investment represents a one-time event to record a gain on our strategic equity investment in a foreign entity that was acquired. The gain on sale of strategic equity investment is a one-time event and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Transitional logistics charges.

The transitional logistics charges represent incremental expenses incurred as we transition our print textbooks to a new third party logistics provider. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Impairment of lease related assets.

The impairment of lease related assets represents impairment charge recorded on the ROU asset and leasehold improvements associated with the closure of certain corporate offices. The impairment of lease related assets is a one-time event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Tax benefit related to release of valuation allowance.

The tax benefit related to the release of the valuation allowance on our U.S. and non-California state deferred tax assets is a result of our expectation that it is more likely than not that our operations will continue to be profitable. Chegg believes that it is appropriate to exclude this from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Realized loss on sale of investments.

The realized loss on sale of investments represents the one-time sale of certain investments primarily to align with our updated investment policy. Chegg believes that it is appropriate to exclude this from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Restructuring charges.

Restructuring charges represent expenses incurred in conjunction with the change in our go-to-market strategy for our Thinkful product offering which we believe will have the most growth potential to serve learners. Chegg believes that it is appropriate to exclude them from non-GAAP financial measures because it is the result of an event that is not considered a core-operating activity and we believe its exclusion provides investors with a better comparison of period-over-period operating results.

Effect of shares for stock plan activity.

The effect of shares for stock plan activity represents the dilutive impact of outstanding stock options, RSUs, and PSUs calculated under the treasury stock method.

Effect of shares related to convertible senior notes.

The effect of shares related to convertible senior notes represents the dilutive impact of our convertible senior notes, to the extent such shares are not already included in our weighted average shares outstanding as they were antidilutive on a GAAP basis.

Free cash flow.

Free cash flow represents net cash provided by operating activities adjusted for purchases of property and equipment and purchases of textbooks and including proceeds from the disposition of textbooks. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment and textbooks, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation, statements regarding current positive momentum leading to accelerating revenue growth in the second half of 2023 and into 2024, expanding into new markets to reach more students, the freemium version of Busuu leading to future revenue growth, our partnerships, such as Calm and DoorDash, increasing our TAM, conversion and retention, and improving our ARPU, how our partnerships are designed to deepen engagement, accelerate growth strengthen brand loyalty, and help learners by delivering overwhelming value, building and leveraging AI tools to expand our content capabilities, increase the number of ways students can learn through our platform, and increase our efficiency, the significant growth ahead for our business, both domestically and internationally, that we are in the best position to drive some of the most transformative trends to shape our industry, our return to double digit growth, our increased free cash flow and free cash flow margin in 2023, the seasonality and expected quarterly contribution in revenue and adjusted EBITDA for 2023, the financial guidance, as well as those statements included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: the effects of the COVID-19 pandemic on Chegg’s business and the economy generally; Chegg’s ability to attract new, and retain existing, students, to increase student engagement, and to increase monetization; changes in employment and wages and the uncertainty surrounding the evolving educational landscape, enrollment and student behavior; changes in search engine methodologies that modify Chegg’s search result page rankings, resulting in decreased student engagement on Chegg’s website; competition in aspects of Chegg’s business, and Chegg's expectation that such competition will increase; Chegg’s ability to maintain its services and systems without interruption, including as a result of technical issues, cybersecurity threats, or cyber-attacks; third-party payment processing risks; adoption of government regulation of education unfavorable to Chegg; the rate of adoption of Chegg’s offerings; mobile app stores and mobile operating systems making Chegg’s apps and mobile website available to students and to grow Chegg’s user base and increase their engagement; Chegg’s ability to expand internationally; colleges and governments restricting online access or access to Chegg’s services; Chegg’s ability to strategically take advantage of new opportunities; competitive developments, including pricing pressures and other services targeting students; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality and student behavior on the business; Chegg's brand and reputation; the outcome of any current litigation and investigations; the successful transition of Required Materials; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning privacy and marketing; changes in the education market, including as a result of COVID-19; and general economic, political and industry conditions, including inflation, recession and war. All information provided in this release and in the conference call is as of the date hereof, and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission on February 22, 2022, and Chegg’s Annual Report on Form 10-K for the year ended December 31, 2022 to be filed with the Securities and Exchange Commission, and could cause actual results to differ materially from expectations.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	December 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$473,677	$854,078
Short-term investments	583,973	691,781
Accounts receivable, net of allowance of $394 and $153 at December 31, 2022 and December 31, 2021, respectively	23,515	17,850
Prepaid expenses	28,481	35,093
Other current assets	34,754	23,846
Total current assets	1,144,400	1,622,648
Long-term investments	216,233	745,993
Textbook library, net	—	11,241
Property and equipment, net	204,383	169,938
Goodwill	615,093	289,763
Intangible assets, net	78,333	40,566
Right of use assets	18,838	18,062
Deferred tax assets	167,524	1,365
Other assets	20,612	19,670
Total assets	$2,465,416	$2,919,246
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$12,367	$11,992
Deferred revenue	56,273	35,143
Accrued liabilities	70,234	67,209
Total current liabilities	138,874	114,344
Long-term liabilities
Convertible senior notes, net	1,188,593	1,678,155
Long-term operating lease liabilities	13,375	12,447
Other long-term liabilities	7,985	7,383
Total long-term liabilities	1,209,953	1,697,985
Total liabilities	1,348,827	1,812,329
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 126,473,827 and 136,951,956 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	126	137
Additional paid-in capital	1,244,504	1,449,305
Accumulated other comprehensive loss	(57,488)	(5,334)
Accumulated deficit	(70,553)	(337,191)
Total stockholders’ equity	1,116,589	1,106,917
Total liabilities and stockholders’ equity	$2,465,416	$2,919,246

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net revenues	$205,193	$207,467	$766,897	$776,265
Cost of revenues(1)	51,424	55,710	197,396	254,904
Gross profit	153,769	151,757	569,501	521,361
Operating expenses:
Research and development(1)	46,316	47,826	196,637	178,821
Sales and marketing(1)	38,080	30,275	147,660	105,414
General and administrative(1)	61,700	47,459	216,247	159,019
Total operating expenses	146,096	125,560	560,544	443,254
Income from operations	7,673	26,197	8,957	78,107
Interest expense, net and other income, net:
Interest expense, net	(1,302)	(1,633)	(6,040)	(6,896)
Other (expense) income, net	(4,218)	1,146	101,029	(65,472)
Total interest expense, net and other (expense) income, net	(5,520)	(487)	94,989	(72,368)
Income before provision for income taxes	2,153	25,710	103,946	5,739
Provision for (benefit from) income taxes	(295)	(1,404)	162,692	(7,197)
Net income (loss)	$1,858	$24,306	$266,638	$(1,458)
Net income (loss) per share
Basic	$0.01	$0.17	$2.09	$(0.01)
Diluted	$0.01	$0.15	$1.34	$(0.01)
Weighted average shares used to compute net income (loss) per share
Basic	125,750	142,710	127,557	141,262
Diluted	127,518	166,836	149,859	141,262

(1) Includes share-based compensation expense as follows:
Cost of revenues	$539	$447	$2,484	$1,621
Research and development	10,381	11,155	41,335	37,131
Sales and marketing	2,681	4,262	13,857	13,887
General and administrative	21,514	16,825	75,780	56,207
Total share-based compensation expense	$35,115	$32,689	$133,456	$108,846

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities
Net income (loss)	$266,638	$(1,458)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Print textbook depreciation expense	1,610	10,859
Other depreciation and amortization expense	89,997	63,274
Share-based compensation expense	133,456	108,846
Amortization of debt issuance costs	5,166	5,922
(Gain)/loss on early extinguishments of debt	(93,519)	78,152
Loss on change in fair value of derivative instruments, net	—	7,148
Gain on foreign currency remeasurement of purchase consideration	(4,628)	—
Tax benefit related to release of valuation allowance	(174,601)	—
Deferred tax assets	5,922	(1,104)
Loss from write-offs of property and equipment	3,549	2,115
(Gain)/loss on textbook library, net	(4,976)	10,956
Operating lease expense, net of accretion	6,327	5,994
Realized loss on sale of investments	9,675	178
Impairment on lease related assets	5,225	—
Gain on sale of strategic equity investments	—	(12,496)
Other non-cash items	378	(47)
Change in assets and liabilities, net of effect of acquisition of businesses:
Accounts receivable	(3,752)	(5,004)
Prepaid expenses and other current assets	17,191	(21,854)
Other assets	14,563	16,387
Accounts payable	(4,144)	3,241
Deferred revenue	7,538	2,523
Accrued liabilities	(20,111)	5,199
Other liabilities	(5,768)	(5,607)
Net cash provided by operating activities	255,736	273,224
Cash flows from investing activities
Purchases of property and equipment	(103,092)	(94,180)
Purchases of textbooks	(3,815)	(10,931)
Proceeds from disposition of textbooks	6,003	8,714
Purchases of investments	(730,509)	(1,688,384)
Proceeds from sale of investments	458,489	206,041
Maturities of investments	884,940	1,204,787
Proceeds from sale of strategic equity investments	—	16,076
Acquisition of businesses, net of cash acquired	(401,125)	(7,891)
Purchase of strategic equity investment	(6,000)	—
Net cash provided by (used in) investing activities	104,891	(365,768)
Cash flows from financing activities
Proceeds from common stock issued under stock plans, net	6,477	8,887
Payment of taxes related to the net share settlement of equity awards	(26,549)	(94,423)
Proceeds from equity offering, net of offering costs	—	1,091,466
Repayment of convertible senior notes	(401,203)	(300,762)
Proceeds from exercise of convertible senior notes capped call	—	69,005
Payment of escrow related to acquisition	—	(7,451)
Repurchase of common stock	(323,528)	(300,000)
Net cash (used in) provided by financing activities	(744,803)	466,722
Effect of exchange rate changes	4,137	—
Net (decrease) increase in cash, cash equivalents and restricted cash	(380,039)	374,178
Cash, cash equivalents and restricted cash, beginning of period	855,893	481,715
Cash, cash equivalents and restricted cash, end of period	$475,854	$855,893

	Years Ended December 31,
	2022	2021
Supplemental cash flow data:
Cash paid during the period for:
Interest	$875	$1,053
Income taxes, net of refunds	$6,841	$7,388
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$8,863	$7,772
Right of use assets obtained in exchange for lease obligations:
Operating leases	$10,232	$—
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$4,927	$2,982
Issuance of common stock related to repayment of convertible senior notes	$—	$235,521

	December 31,
	2022	2021
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$473,677	$854,078
Restricted cash included in other current assets	63	—
Restricted cash included in other assets	2,114	1,815
Total cash, cash equivalents and restricted cash	$475,854	$855,893

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$1,858	$24,306	$266,638	$(1,458)
Interest expense, net	1,302	1,633	6,040	6,896
Provision for (benefit from) income taxes	295	1,404	(162,692)	7,197
Print textbook depreciation expense	—	1,835	1,610	10,859
Other depreciation and amortization expense	25,702	17,001	89,997	63,274
EBITDA	29,157	46,179	201,593	86,768
Print textbook depreciation expense	—	(1,835)	(1,610)	(10,859)
Share-based compensation expense	35,115	32,689	133,456	108,846
Other (expense) income, net	4,218	(1,146)	(101,029)	65,472
Acquisition-related compensation costs	3,438	1,251	14,427	6,378
Transitional logistics charges	266	785	2,463	7,332
Restructuring charges	—	71	—	1,922
Impairment of lease related assets	1,814	—	5,225	—
Adjusted EBITDA	$74,008	$77,994	$254,525	$265,859

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Operating expenses	$146,096	$125,560	$560,544	$443,254
Share-based compensation expense	(34,576)	(32,242)	(130,972)	(107,225)
Amortization of intangible assets	(2,839)	(836)	(11,470)	(5,053)
Acquisition-related compensation costs	(3,432)	(1,251)	(14,392)	(6,378)
Impairment of lease related assets	(1,814)	—	(5,225)	—
Restructuring charges	—	(117)	—	(935)
Non-GAAP operating expenses	$103,435	$91,114	$398,485	$323,663

Income from operations	$7,673	$26,197	$8,957	$78,107
Share-based compensation expense	35,115	32,689	133,456	108,846
Amortization of intangible assets	6,129	3,011	25,872	13,685
Acquisition-related compensation costs	3,438	1,251	14,427	6,378
Transitional logistics charges	266	785	2,463	7,332
Impairment of lease related assets	1,814	—	5,225	—
Restructuring charges	—	71	—	1,922
Non-GAAP income from operations	$54,435	$64,004	$190,400	$216,270

Net income (loss)	$1,858	$24,306	$266,638	$(1,458)
Share-based compensation expense	35,115	32,689	133,456	108,846
Amortization of intangible assets	6,129	3,011	25,872	13,685
Acquisition-related compensation costs	3,438	1,251	14,427	6,378
Amortization of issuance costs	1,082	1,413	5,166	5,922
Transitional logistics charges	266	785	2,463	7,332
Realized loss on sale of investments	9,057	—	9,057	—
Tax benefit related to release of valuation allowance	—	—	(174,601)	—
Impairment of lease related assets	1,814	—	5,225	—
(Gain) loss on early extinguishment of debt	—	—	(93,519)	78,152
Loss on change in fair value of derivative instruments, net	—	—	—	7,148
Gain on sale of strategic equity investments	—	—	—	(12,496)
Restructuring charges	—	71	—	1,922
Non-GAAP net income	$58,759	$63,526	$194,184	$215,431

Weighted average shares used to compute net income (loss) per share	127,518	166,836	149,859	141,262
Effect of shares for stock plan activity	—	—	—	2,545
Effect of shares related to convertible senior notes	18,226	—	—	23,300
Non-GAAP weighted average shares used to compute non-GAAP net income per share	145,744	166,836	149,859	167,107

Net income (loss) per share	$0.01	$0.15	$1.34	$(0.01)
Adjustments	0.39	0.23	(0.04)	1.30
Non-GAAP net income per share, diluted	$0.40	$0.38	$1.30	$1.29

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Years Ended December 31,
	2022	2021
Net cash provided by operating activities	$255,736	$273,224
Purchases of property and equipment	(103,092)	(94,180)
Purchases of textbooks	(3,815)	(10,931)
Proceeds from disposition of textbooks	6,003	8,714
Free cash flow	$154,832	$176,827

CHEGG, INC.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2022	June 30, 2022	September 31, 2022	December 31, 2022
Subscription Services	$173,037	$175,424	$146,001	$177,506
Skills and Other	29,207	19,297	18,738	27,687
Total net revenues	$202,244	$194,721	$164,739	$205,193

Gross profit	147,159	149,037	119,536	153,769
Income (loss) from operations	5,376	7,343	(11,435)	7,673
Net income	5,742	7,476	251,562	1,858
Weighted average shares used to compute net income per share:
Basic	132,162	126,272	126,132	125,750
Diluted	133,270	149,574	148,045	127,518
Net income per share:
Basic	$0.04	$0.06	$1.99	$0.01
Diluted	$0.04	$0.06	$1.23	$0.01

	Three Months Ended
	March 31, 2021	June 30, 2021	September 31, 2021	December 31, 2021
Subscription Services	$147,186	$163,405	$135,883	$170,343
Skills and Other	51,192	35,073	36,059	37,124
Total net revenues	$198,378	$198,478	$171,942	$207,467

Gross profit	126,994	137,770	104,840	151,757
Income from operations	16,779	34,770	361	26,197
Net (loss) income	(65,179)	32,764	6,651	24,306
Weighted average shares used to compute net (loss) income per share:
Basic	134,352	143,112	144,746	142,710
Diluted	134,352	168,282	146,699	166,836
Net (loss) income per share:
Basic	$(0.49)	$0.23	$0.05	$0.17
Diluted	$(0.49)	$0.20	$0.05	$0.15

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending March 31, 2023	Year Ending December 31, 2023
Net (loss) income	$(4,000)	$600
Interest expense, net	1,100	4,400
Provision for income taxes	5,700	32,800
Other depreciation and amortization expense	25,900	106,800
EBITDA	28,700	144,600
Share-based compensation expense	32,000	140,000
Other income, net	(9,800)	(49,000)
Acquisition-related compensation costs	3,100	9,400
Adjusted EBITDA*	$54,000	$245,000

* Adjusted EBITDA guidance for the three months ending March 31, 2023 and year ending December 31, 2023 represent the midpoint of the ranges of $53 million to $55 million and $240 million to $250 million, respectively.

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

Year Ending December 31, 2023
Net cash provided by operating activities	$272,500
Purchases of property and equipment	(93,000)
Proceeds from disposition of textbooks	10,500
Free cash flow	$190,000

* Free cash flow guidance for the year ending December 31, 2023 represents the midpoint of the range of $185 million to $195 million.